Exhibit 99.2

Myriad Pharmaceuticals Announces Presentations of Phase 2 Data of

AzixaTM Demonstrating Durable Responses in Patients with Glioblastoma

Multiforme and Metastatic Melanoma at ASCO 2010

Salt Lake City, June 7, 2010 — Myriad Pharmaceuticals, Inc. (NASDAQ: MYRX) today announced the presentation of clinical data from two separate Phase 2a combination drug studies of AzixaTM (MPC-6827, verubulin) at the American Society of Clinical Oncology 2010 Annual Meeting in Chicago, IL. Results from studies in both recurrent glioblastoma multiforme (GBM) and stage 4 metastatic melanoma demonstrated that Azixa, in combination with standard treatments, resulted in durable responses with no added toxicity compared with chemotherapy alone.

“We are very encouraged by the duration and frequency of responses seen in patients treated with Azixa in both GBM and metastatic melanoma,” said Dr. Adrian Hobden, President and CEO of Myriad Pharmaceuticals. “Based on the activity of Azixa seen in these studies of very difficult-to-treat diseases and the observation that Azixa administered in combination with standard chemotherapeutic regimens did not result in increased toxicity when compared to chemotherapy alone, we are planning to expand the clinical program for Azixa.”

In a poster presentation on Sunday, June 6, entitled “A clinical study investigating MPC-6827 with carboplatin in the treatment of patients with relapsed glioblastoma multiforme”, data were presented from the Phase 2a that enrolled 19 patients with GBM and were treated with carboplatin and one of three doses of Azixa. All patients had failed previous treatment with temozolomide. In the GBM study, six subjects achieved stable disease and two subjects had achieved partial responses. One subject’s partial response duration was 7.8 months; the additional patient’s response is, as of today, 16 months in duration and has been classified by his physician as almost a complete response. The overall response rate was 42% as defined by partial response and stable disease evaluated using MacDonald criteria. The combination of Azixa at all three concentrations with a fixed dose of carboplatin, including the previously determined single agent maximum tolerated dose of Azixa, was safe and well-tolerated. A dose reduction of Azixa was not required when combined with carboplatin in these patients. Additional data collection is ongoing in this study.

In a poster presentation entitled “Final report: MPC-6827 is safely combined with temozolomide for the treatment of patients with metastatic melanoma”, Myriad Pharmaceuticals reported final data from the Phase 2a study enrolling 22 patients with Stage 4 metastatic melanoma. In this study, two patients achieved partial response durations of four and 10 months. Nine patients experienced stable disease durations between three and seven months. The response rate (defined as partial response by modified RECIST criteria and stable disease) was 50% and the median progression free survival (PFS) of patients in the metastatic melanoma study was 2.9 months. These PFS data compare favorably to temozolomide and dacarbazine in a randomized Phase 3 study for the treatment of patients with advanced metastatic malignant melanoma (PFS of 1.9 and 1.5 months, respectively; J Clin Oncol 18:158-166, 2000). The combination of the drugs was shown to be safe and well tolerated at all combinations in this study. A dose reduction of Azixa was not required when combined with temozolomide in these patients.

About Azixa (MPC-6827)

Azixa, MPI’s most advanced cancer drug candidate, is being developed for the treatment of advanced cancers with brain involvement. Azixa is a novel small molecule that acts as a microtubule destabilizing agent, causing an arrest of cell division with subsequent programmed cell death, or apoptosis, in cancer cells. Several currently marketed clinically effective drugs share the identical mechanism of action. Importantly, however, Azixa has two unique, distinguishing characteristics. In non-clinical studies, Azixa has demonstrated the ability to effectively cross the blood-brain barrier and accumulate in the brain at levels as much as 3000% that in plasma. In addition, Azixa does not appear to be subject to multiple drug resistance (MDR) mechanisms.

Myriad Pharmaceuticals believes that Azixa represents a unique therapeutic opportunity with the potential to treat patients with any primary or secondary (metastatic) brain cancer or any cancer that has developed resistance to conventional chemotherapeutics. Azixa is currently in clinical studies in patients with GBM.

According to the Avastin package insert, overall response rates in the two studies of Avastin in temozolomide treated GBM patients were 25.9% and 19.6%, respectively.

About Myriad Pharmaceuticals, Inc.

Myriad Pharmaceuticals is a biotechnology company focused on discovering, developing, and commercializing novel small molecule drugs that address severe medical conditions, including cancer and HIV infection. Our pipeline includes clinical and pre-clinical product candidates with distinct mechanisms of action and novel chemical structures that have the potential to be first-in-class and/or best-in-class therapeutics. For more information, please visit www.myriadpharma.com.

Azixa is a trademark or registered trademark of Myriad Pharmaceuticals, Inc. in the United States and foreign countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential efficacy of Azixa. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to those factors discussed under the heading “Risk Factors” contained in our Form 10-K, for the year ended June 30, 2009, which was filed with the Securities and Exchange Commission on September 28, 2009, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad Pharmaceuticals undertakes no duty to update this information unless required by law.

Contact:

Patrick M. Burke Ph.D. VP Corporate and Business Development

Phone: 801-214-7822

Investor.relations@myriadpharma.com